EXHIBIT 3.1.1

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
LIBERTY NATIONAL BANCSHARES, INC.

I.

The name of the corporation is Liberty National Bancshares, Inc.

II.

The Amended and Restated Articles of Incorporation of the Corporation (the “Articles”) shall be amended by deleting Article 2 thereof in its entirety and substituting the following in lieu of said paragraph:

“2.

The authorized capital stock of the Corporation shall consist of 10,000,000 shares of voting common stock, par value $0.50.”

III.

The foregoing amendment was adopted and approved by the Board of Directors of the Corporation on August 5, 2002 in accordance with the provisions of Section 14-2-1002 of the Georgia Business Corporation Code, as amended (the “Code”). Pursuant to Section 14-2-1002 of the Code, shareholder approval was not required.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its duly authorized officer on this 5th day of August, 2002.

LIBERTY NATIONAL BANCSHARES, INC.

By:	/s/ WILLIAM L. DANIEL
William L. Daniel President and Chief Executive Officer

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